Ohr Pharmaceutical, Inc. S-3

Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIOS

	Year Ended September 30,					Nine Months Ended June 30,
	2012	2013	2014	2015	2016	2017
			(in thousands)
Computation of Earnings:
Pretax loss	$(1,454,884.00)	$(5,652,488.00)	$(9,130,664.00)	$(15,197,865.00)	$(25,766,198.00)	$(18,566,555.00)
Adjustments to earnings:
Fixed charges (as computed below)	$1,817.02	$4,689.38	$33,149.92	$113,101.18	$118,813.61	$85,447.19
Earnings as adjusted	$(1,453,066.98)	$(5,647,798.62)	$(9,097,514.08)	$(15,084,763.82)	$(25,647,384.39)	$(18,481,107.82)

Computation of Fixed Charges:
Capitalized interest	$1,817.02	$4,689.38	$5,576.32	$5,977.52	$6,592.58	$6,274.74
Estimated interest component of rent expense			$27,573.60	$107,123.66	$112,221.03	$79,172.45
Total fixed charges	$1,817.02	$4,689.38	$33,149.92	$113,101.18	$118,813.61	$85,447.19
Deficiency of earnings available to cover	1,454,884.00 (a)	5,652,488.00 (a)	9,130,664.00 (a)	15,197,865.00 (a)	25,766,198.00 (a)	18,566,550.01 (a)

 (a) Earnings were inadequate to cover combined fixed charges for the periods presented.